EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-202975) of Griffin-American Healthcare REIT III, Inc. of our report dated April 16, 2014 on the December 31, 2013 financial statements of Trilogy Investors, LLC, which is included in this Current Report on Form 8-K, appearing in this Form 8-K/A.

/s/ Crowe Horwath LLP

Louisville, Kentucky
February 1, 2016